VARIABLE ANNUITY INVERSE RUSSELL 2000® STRATEGY FUND

SCHEDULE OF INVESTMENTS (Unaudited)

March 31, 2008

Face

Market

Unrealized

Amount

Value

Units

Gain (Loss)

FEDERAL AGENCY DISCOUNT NOTES 33.5%

Equity Index Swap Agreements Sold Short†

Farmer Mac*

May 2008 Russell 2000 Index

1.65% due 04/01/08

$

2,000,000

2,000,000

Swap, Terminating 05/19/08**

Federal Farm Credit Bank*

(Notional Market Value

1.63% due 04/01/08

2,000,000

2,000,000

$10,098,781)

14,679

$

223,455

Federal Home Loan Bank*

June 2008 Russell 2000 Index

2.18% due 04/03/08

2,000,000

________

1,999,758

Swap, Terminating 06/30/08**

(Notional Market Value

Total Federal Agency Discount Notes

$7,028,648)

10,217

(47,823)

(Cost $5,999,758)

________

5,999,758

(Total Notional Market Value $17,127,429)

$

_________

175,632

*

The issuer is a publicly traded company that operates under

REPURCHASE AGREEMENTS

Congressional charter; its securities are neither issued nor guaranteed by the U.S. Government.

63.0%

**

Price Return based on Russell 2000 Index +/- financing at a

Collateralized by U.S. Treasury

variable rate.

Obligations

†

Cash was pledged as equity index swap collateral at March 31,

UBS, Inc. issued 03/31/08 at

2008.

1.29% due 04/01/08

3,023,235

3,023,235

Morgan Stanley issued

03/31/08 at 1.35% due

04/01/08

2,764,232

2,764,232

Mizuho Financial Group, Inc.

issued 03/31/08 at 1.30%

due 04/01/08

2,764,231

2,764,231

Lehman Brothers Holdings,

Inc. issued 03/31/08 at

1.15% due 04/01/08

2,744,901

________

2,744,901

Total Repurchase Agreements

(Cost $11,296,599)

________

11,296,599

Total Investments 96.5%

(Cost $17,296,357)

$

_________

17,296,357

Other Assets in Excess of

Liabilities – 3.5%

$

_________

625,811

Net Assets – 100.0%

$

17,922,168

Unrealized

Contracts

Gain

Futures Contracts Sold Short

June 2008 Russell 2000 Index

Mini Futures Contracts

(Aggregate Market Value of

Contracts $687,500)

10 $

________

3,862

1